Exhibit 99.1

                         NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Investor Relations
https://ir.cedarfair.com	Michael Russell, 419.627.2233

CEDAR FAIR REPORTS RECORD RESULTS FOR 2019; DECLARES QUARTERLY CASH DISTRIBUTION

•	Strong performance driven by increases in attendance (+8%), in-park per capita spending (+1%) and out-of-park revenues (+11%)

•	Company sees significant increase in sale of 2020 season passes and all-season products

•	Company sets new long-term annual Adjusted EBITDA[1] target of $600 million[2] by 2024
SANDUSKY, Ohio (February 19, 2020) -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today reported record net revenues for its full-year and fourth-quarter 2019 results. The Company also announced a new long-term Adjusted EBITDA growth target.
Full-year 2019 results are not directly comparable with full-year 2018, as 2019 includes results from the operations of the two Schlitterbahn water parks since their July 1, 2019 acquisition date. For purposes of same-park discussions, current year data excludes the results of the Schlitterbahn water parks.
2019 Highlights

•	Net revenues increased 9% to a record $1.47 billion; same-park net revenues were up 6%.

◦	Attendance at Cedar Fair's parks increased 8% to a record 27.9 million guests; same-park attendance increased 5%.

◦	In-park per capita spending increased 1% to a record $48.32; in-park per capita spending on a same-park basis was up 1%.

◦	Out-of-park revenues were up 11% to a record $169 million; same-park out-of-park revenues increased 8%.
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1 For additional information regarding Adjusted EBITDA, including how the Company defines and uses Adjusted EBITDA, see the attached historical reconciliation table and related footnotes.
2 The Company is not reconciling Adjusted EBITDA targets or guidance to Net Income, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain individual items required to reconcile Adjusted EBITDA targets or guidance to the most directly comparable GAAP financial measure (Net Income). These items include the net effect of swaps, non-cash foreign currency (gain) loss, as well as other non-cash and unusual items and other adjustments as defined under the Company’s debt agreements, which are difficult to predict in advance in order to include in a GAAP estimate.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Record 2019 Results
Feb. 19, 2020

•
Net income increased 36%, or $46 million, to $172 million and Adjusted EBITDA increased 8%, or $37 million, to $505 million. On a same-park basis, net income increased 27%, or $34 million, and Adjusted EBITDA[3] increased 5%, or $21 million.

•	Through Dec. 31, 2019, sales of 2020 season passes and related all-season products, are up more than 40% from the same time last year.
CEO Commentary
“We are extremely pleased with our 2019 season, which was the most successful year in Cedar Fair’s history,” said Richard A. Zimmerman, president and CEO of Cedar Fair. “The initiatives within our long-range strategic plan, which focused on broadening the guest experience through more immersive attractions and entertainment, are clearly resonating in our markets. The successful execution of these initiatives by our talented park teams, and the early contributions from the newly acquired Schlitterbahn water parks, combined to produce our record results in 2019.
“I am particularly pleased we once again, achieved solid growth across our three core revenue metrics of attendance, in-park per capita spending and out-of-park revenues,” added Zimmerman. “These record results reflect the strong consumer demand for our parks, rides and attractions, the special event programming and the immersive entertainment they offer.
“I’m extremely proud of what we were able to accomplish this year -- producing record results in the near term while setting the stage for further growth and creating value for our unitholders over the long term,” continued Zimmerman. “The success of our core operations, combined with many long-term initiatives now coming online, and the opportunities that acquisitions like Schlitterbahn present, give us great confidence in our ability to continue these record-setting trends for years to come.”
2019 Full-Year Results
For the full year ended Dec. 31, 2019, Cedar Fair generated record net revenues of $1.47 billion, an increase of $126 million, or 9%, compared with 2018. Driving the increase was an 8%, or 2 million-visit, increase in attendance to a record 27.9 million visits; a 1%, or $0.63, increase in in-park per capita spending to a record $48.32; and an 11%, or $16 million, increase in out-of-park revenues to a record $169 million.
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3 Adjusted EBITDA for the year ended December 31, 2019, excluding the Schlitterbahn parks’ results (i.e.: the same-park basis) was calculated as net income of $160.4 million plus interest expense of $100.4 million, interest income of $2.0 million, provision for taxes of $42.8 million, depreciation and amortization of $167.8 million, net effect of swaps charge of $16.5 million, non-cash foreign currency gain of $21.1 million, non-cash equity compensation of $12.4 million, loss on impairment / retirement of fixed assets of $4.7 million, and acquisition-related costs of $7.2 million.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Record 2019 Results
Feb. 19, 2020

On a same-park basis (excluding the two Schlitterbahn water parks acquired on July 1, 2019), 2019 net revenues totaled a record $1.43 billion, up $84 million, or 6%, driven by a 5%, or 1.3 million-visit, increase in attendance; a 1%, or $0.44, increase in in-park per capita spending; and an 8%, or $12 million, increase in out-of-park revenues.
The Company noted the 5% increase in 2019 same-park attendance reflects the following:

•	Record performance during the peak operating period of July through October;

•	Record performance of the parks’ season pass programs, which produced 53% of the total attendance mix;

•	A 6%, or nearly 1 million-visit, increase in unique visitors; and

•	The inaugural year of WinterFest at Canada’s Wonderland, the Company’s park in Toronto.
The 1% increase in same-park in-park per capita spending reflects improved non-season pass admissions pricing and growth in other in-park spending. Solid year-over-year increases in the food/beverage and extra-charge product categories continued to drive the overall increase in other in-park spending despite the growth of the season pass attendance mix.
The 8% increase in same-park out-of-park revenues was primarily attributable to an increase in transaction fee revenues during the year, as well as increased accommodations revenues, including resort bookings at Sawmill Creek after its acquisition on July 3, 2019.
Operating income for 2019 was $309 million, up $19 million, or 7%, when compared to 2018. The increase in operating income is attributable to the 9% increase in net revenues noted above, offset somewhat by an increase of $98 million, or 11%, in operating costs and expenses compared to 2018. On a same-park basis, and excluding $7 million of acquisition-related costs, operating costs and expenses in 2019 were up $64 million, or 7%, with the increase due to higher labor costs driven by wage-rate increases; incremental operating costs associated with the Company’s new facilities and immersive events, including the inaugural WinterFest at Canada’s Wonderland; and incremental variable operating costs, in particular, cost of goods sold and transaction fees associated with the record attendance levels.
During 2019, the Company recognized $100 million of interest expense compared with $86 million for 2018, with the increase due to interest incurred on the 2029 senior notes issued in June 2019 and incremental revolver borrowings during the year. The net effect of swaps in 2019 resulted in a $17 million charge to earnings compared with $7 million in 2018. The difference reflects changes in fair market value for these swaps. During the year, the Company also recognized a $21 million gain on foreign currency compared with a $36 million net charge for 2018. Both amounts primarily represent the re-measurement of the U.S.-dollar denominated debt held at the Company’s Canadian property from the applicable currency to the legal entity’s currency. In addition, the provision for taxes in 2019 increased $8 million to $43 million due to a $10 million tax benefit recognized in 2018 for the implementation of the Tax Cut and Jobs Act.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Record 2019 Results
Feb. 19, 2020

After the items above, net income for 2019 totaled $172 million, or $3.03 per diluted limited partner (LP) unit, a 36% increase when compared with net income of $127 million, or $2.23 per diluted unit, in 2018. On a same-park basis, net income for the year totaled $160 million, up $34 million, or 27%.
For 2019, Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, was $505 million, an increase of 8%, or $37 million, when compared with last year. On a same-park basis, Adjusted EBITDA was up 5%, or $21 million, largely the result of the increase in revenues during the year. The higher revenues in 2019 are attributable to solid increases in attendance, in-park per capita spending and out-of-park revenues, offset in part by planned increases in labor and operating supply costs and variable costs associated with the higher attendance. See the attached table and footnote 3 for a reconciliation of net income to Adjusted EBITDA.
Outlook
“The early impact of our strategic initiatives was at the center of our success in 2019 and we expect those initiatives to be a cornerstone driver of growth well into the future,” said Zimmerman. “In 2020, we plan to expand upon our strategy of offering limited duration special events and experiential entertainment of scale, while continuing to invest in the traditional rides and attractions which have worked so well for so long.”
For the coaster enthusiast, Zimmerman noted the headliner in 2020 will be Kings Island’s OrionTM, one of only seven giga coasters worldwide and the park’s 15th coaster. Meanwhile, new water park features are coming to five of the Company’s properties, with California’s Great America introducing the expanded and rebranded South Bay Shores, and the Company’s newest parks, Schlitterbahn New Braunfels and Schlitterbahn Galveston, introducing the first phase of improvements within multi-year refreshment plans. A new Camp Snoopy will greet young families at Michigan’s Adventure in 2020, while Grand Carnivale and Summer Nights will turn midways into evening street parties at several additional parks this year. Finally, season-long surprises and yet-to-be-announced special events await guests celebrating the major milestones of Cedar Point’s 150th Anniversary and Knott’s Berry Farm’s 100th Anniversary.
Zimmerman also noted the Company continues to advance important long-term initiatives that position it for growth well into the future. In 2020, the Company will broadly launch PassPerksTM, its new loyalty program, which was piloted in 2019 and is designed to encourage passholders to visit more often, as well as provide rewards that promote higher renewal and retention rates. The Company’s resort properties also expand in 2020 with full-year operations commencing at the newly opened SpringHill Suites hotel at Carowinds, in Charlotte, and tournament play beginning at the new Cedar Point Sports Center, in Sandusky, Ohio.
Zimmerman added that current long-lead indicators offer an encouraging outlook for the Company heading into 2020. “Building off the momentum we established during this past season, our 2020 season pass sales program, which began in August, is off to its best start ever, with sales of season passes and related all-season products up more than $40

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Record 2019 Results
Feb. 19, 2020

million across the system,” said Zimmerman. “Few indicators reflect the appreciation and demand for the entertainment product we provide more than seeing a 40%-plus ramp in the early-season sale of season passes.”
Zimmerman concluded by saying, “We are committed to evolving the guest experience and being more than just a place to ride rides. Looking ahead to 2020 and beyond, we remain confident in the fundamentals of our business model, the growth opportunities available to us, and our ability to maintain and grow the distribution. In everything we do, we remain committed to delivering excellent near-term value to our unitholders, while at the same time delivering on our new long-term growth target of increasing annual Adjusted EBITDA to $600 million by 2024.”
Distribution Declared
The Company also announced the declaration of a cash distribution of $0.935 per LP unit, which is consistent with its targeted annualized distribution rate of $3.74 per LP unit. The distribution will be paid on March 17, 2020, to unitholders of record as of March 4, 2020.
Conference Call
Cedar Fair executives will host a conference call with the investment community beginning today at 10 a.m. ET, to provide additional details on 2019 results and further discuss its business outlook. Participants on the call will include Cedar Fair President and CEO, Richard Zimmerman, Executive Vice President and CFO, Brian Witherow and Corporate Director of Investor Relations, Michael Russell. Investors and all other interested parties can access a live, listen-only webcast of the call on Cedar Fair’s investor site at https://ir.cedarfair.com under the tabs Investor Information / Events & Presentations / Upcoming Events. Shortly after the live call’s conclusion, a recording of the webcast can be accessed on the Company’s investor site at https://ir.cedarfair.com under the tabs Investor Information / Events and Presentations / Past Events. A replay of the conference call will also be available by phone through February 26, 2020, by dialing 800-585-8367 and entering Pin # 1779160.
About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive and memorable experiences, the Company owns and operates 13 properties, consisting of 11 amusement parks, four separately gated outdoor water parks and resort accommodations totaling more than 2,300 rooms and more than 600 luxury RV sites. Cedar Fair’s parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, Texas and Ontario, Canada. The Company also operates an additional theme park in California under a management contract.
Forward-Looking Statements

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Record 2019 Results
Feb. 19, 2020

Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs, goals and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct, or that the Company's growth strategies will achieve the targeted results. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company's expectations or otherwise to fluctuate or decrease. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
This news release and prior releases are available online at http://ir.cedarfair.com
- more -
(financial tables follow)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Record 2019 Results
February 19, 2020

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three months ended		Twelve months ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Net revenues:
Admissions	$149,556	$147,585	$795,271	$737,676
Food, merchandise and games	73,974	71,887	473,499	433,315
Accommodations, extra-charge products and other	33,716	30,312	206,155	177,539
	257,246	249,784	1,474,925	1,348,530
Costs and expenses:
Cost of food, merchandise and games revenues	20,332	19,821	126,264	114,733
Operating expenses	138,599	121,600	642,200	584,350
Selling, general and administrative	47,725	43,496	222,252	193,333
Depreciation and amortization	32,628	23,415	170,456	155,529
Loss on impairment / retirement of fixed assets, net	1,150	2,219	4,931	10,178
Gain on sale of investment	—	(112)	(617)	(112)
	240,434	210,439	1,165,486	1,058,011
Operating income	16,812	39,345	309,439	290,519
Interest expense	28,550	23,124	100,364	85,687
Net effect of swaps	(4,536)	13,193	16,532	7,442
Loss on early debt extinguishment	—	—	—	1,073
(Gain) loss on foreign currency	(8,574)	24,230	(21,107)	36,254
Other income	(696)	(147)	(1,504)	(1,333)
Income (loss) before taxes	2,068	(21,055)	215,154	161,396
Provision (benefit) for taxes	(717)	1,442	42,789	34,743
Net income (loss)	2,785	(22,497)	172,365	126,653
Net income (loss) allocated to general partner	—	(1)	2	1
Net income (loss) allocated to limited partners	$2,785	$(22,496)	$172,363	$126,652

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	12/31/2019	12/31/2018
Cash and cash equivalents	$182,252	$105,349
Total assets	$2,581,145	$2,024,183
Long-term debt, including current maturities:
Term debt	$721,650	$725,132
Notes	1,431,733	938,061
	$2,153,383	$1,663,193
Total partners' (deficit) equity	$(9,966)	$32,416

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Record 2019 Results
Feb. 19, 2020

CEDAR FAIR, L.P.
KEY OPERATIONAL MEASURES
(In thousands, except per capita amounts)

	Three months ended		Twelve months ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Attendance	5,074	4,886	27,938	25,912
In-park per capita spending (1)	$46.44	$47.20	$48.32	$47.69
Out-of-park revenues (1)	$28,256	$25,910	$168,708	$152,216

(1)
In-park per capita spending is calculated as revenues generated within our amusement parks and separately gated outdoor water parks along with related tolls and parking revenues (in-park revenues), divided by total attendance. Out-of-park revenues are defined as revenues from resort, marina, sponsorship, online transaction fees charged to customers and all other out-of-park operations. A reconciliation of these measures to net revenues for the periods presented is as follows:

	Three months ended		Twelve months ended
(In thousands)	12/31/2019	12/31/2018	12/31/2019	12/31/2018
In-park revenues	$235,663	$230,609	$1,349,903	$1,235,742
Out-of-park revenues	28,256	25,910	168,708	152,216
Concessionaire remittance	(6,673)	(6,735)	(43,686)	(39,428)
Net revenues	$257,246	$249,784	$1,474,925	$1,348,530

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended		Twelve months ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Net income (loss)	$2,785	$(22,497)	$172,365	$126,653
Interest expense	28,550	23,124	100,364	85,687
Interest income	(912)	(704)	(2,033)	(1,515)
Provision (benefit) for taxes	(717)	1,442	42,789	34,743
Depreciation and amortization	32,628	23,415	170,456	155,529
EBITDA	62,334	24,780	483,941	401,097
Loss on early debt extinguishment	—	—	—	1,073
Net effect of swaps	(4,536)	13,193	16,532	7,442
Non-cash foreign currency (gain) loss	(8,533)	24,268	(21,061)	36,294
Non-cash equity compensation expense	3,674	3,189	12,434	11,243
Loss on impairment/retirement of fixed assets, net	1,150	2,219	4,931	10,178
Gain on sale of other assets	—	(112)	(617)	(112)
Acquisition-related costs	(76)	—	7,162	—
Employment practice litigation costs	—	—	(200)	—
Other (1)	569	585	1,551	558
Adjusted EBITDA (2)	$54,582	$68,122	$504,673	$467,773

(1)
Consists of certain costs as defined in the Company's Amended 2017 Credit Agreement and prior credit agreements. These items are excluded in the calculation of Adjusted EBITDA and have included certain legal expenses and severance expenses. This balance also includes unrealized gains and losses on short-term investments.

(2)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Amended 2017 Credit Agreement and prior credit agreements. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233